Exhibit 23.3
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in this Registration Statement on Form F-4 of our reports dated March 23, 2021 relating to the financial statements of Brookfield Asset Management Inc. (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 40-F (as amended by Amendment No. 1) of the Company for the year ended December 31, 2020. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ Deloitte LLP
Chartered Professional Accountants
Licensed Public Accountants
Toronto, Canada
April 26, 2021